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                                                                    Exhibit 4(d)





                  TRUST AGREEMENT, dated as of November 25, 1996, by and between KeyCorp, an Ohio corporation, as "Depositor", and Bankers Trust (Delaware), a Delaware trust company, as "Trustee".

                              W I T N E S S E T H :

                  The Depositor and the Trustee hereby agree as follows:

                  Section 1.  The Trust.

                  The trust created hereby shall be known as KeyCorp Institutional Capital A (the "Trust"), in which name the Trustee, or the Depositor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

                  Section 2.  The Trust Estate.

                  The Depositor hereby assigns, transfers, conveys and sets over to the Trustee the sum of $10. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitutes the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 DEL. C. Section 3801 ET SEQ. (the "Business Trust Act"), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Business Trust Act.

                  Section 3.  Amended and Restated Trust Agreement.

                  The Depositor and the Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party and substantially in the form to be described in an Offering Circular to be used in a private placement of securities (the "Capital Securities") representing preferred beneficial interests in the assets of the Trust and certain securities of the Depositor related thereto, which will provide for the contemplated operation of the Trust created hereby and the issuance of the Capital Securities and common securities of the Trust to be referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.




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                  Section 4.  Certain Authorizations.

                  The Depositor and the Trustee hereby authorize and direct the Depositor, as the sponsor of the Trust, (a) to prepare the Offering Circular and to execute, in each case on behalf of the Trust, any agreements or other documents necessary or advisable in connection with the offering and sale of the Capital Securities as described in the Offering Circular; (b) if determined to be necessary or desirable to file with one or more national securities exchanges (each, an "Exchange") or the National Association of Securities Dealers, Inc. ("NASD") and execute on behalf of the Trust a listing application or applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Capital Securities to be listed on any such Exchange or the NASD's Nasdaq National Market ("NASDAQ") or Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market; (c) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as the Depositor, on behalf of the Trust, may deem necessary or desirable to register the Preferred Securities under the securities or "Blue Sky" laws; and (d) to execute on behalf of the Trust such Purchase Agreements or Underwriting Agreements with one or more purchasers or underwriters relating to the offering of the Capital Securities as the Depositor, on behalf of the Trust, may deem necessary or desirable. In the event that any filing referred to in clauses (a), (b) and (c) above is required by the rules and regulations of the Securities and Exchange Commission, any Exchange, the NASD or state securities or "Blue Sky" laws, to be executed on behalf of the Trust by a Trustee, the Depositor and any Trustee appointed pursuant to Section 6 hereof are hereby authorized to join in any such filing and to execute on behalf of the Trust any and all of the foregoing.

                  Section 5.  Counterparts.

                  This Trust Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  Section 6.  Trustees.

                  The number of Trustees initially shall be one (1) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor, which may increase or decrease the number of Trustees; provided, however, that to the extent required by the Business Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or

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remove without cause any Trustee at any time. The Trustee may resign upon thirty days' prior notice to the Depositor.

                  Section 7.  Governing Law.
                              -------------

                  This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.


                                            KEYCORP, as Depositor



                                            BY: /s/  Daniel R. Stolzer
                                               ---------------------------------
                                               Name: Daniel R. Stolzer
                                               Title: Authorized Officer


                                            BANKERS TRUST (DELAWARE), as Trustee



                                            BY: /s/  M. Lisa Wilkins
                                               --------------------------------
                                               Name: M. Lisa Wilkins
                                               Title: Assistant Secretary

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